EXHIBIT 5

                                        May 20, 1994

          Board of Directors
          Shawmut National Corporation
          777 Main Street
          Hartford, CT  06115

                         Re:  Registration Statement, Form S-8
                              Stock Option Plan (Formerly Peoples
                              Bancorp of Worcester, Inc. 1986 Stock
                              Option Plan)

          Gentlemen:

                    As Executive Vice President, General Counsel and Secretary to Shawmut National Corporation ("Corporation"), I am familiar with the Certificate of Incorporation, by-laws and books and records of the Corporation, and I am of the opinion that (i) the shares of common stock, par value $0.01 (the "Shares"), of the Corporation which are covered by this Registration Statement filed under the Securities Act of 1933 ("Registration Statement"), when issued upon the exercise of stock options granted under the Corporation's Stock Option Plan (Formerly Peoples Bancorp of Worcester, Inc. 1986 Stock Option Plan) will be duly authorized, validly issued, fully paid and nonassessable and (ii) the rights to purchase units of Series A Junior Participating Preferred Stock associated with the Shares, when issued as described in the Registration Statement and in accordance with the Rights Agreement, dated as of February 28, 1989, between the Corporation and Manufacturers Hanover Trust Company, as Rights Agent, will be duly authorized and validly issued. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ J. Michael Shepherd

                                        J. Michael Shepherd